FUNDS-IN AGREEMENT
                     REGENTS OF THE UNIVERSITY OF CALIFORNIA
                         LOS ALAMOS NATIONAL LABORATORY

  Operating Under Prime Contract No. W-74-5-ENG-36 for the U.S. Department of
                       Energy And Sponsor Identified Below

                                    Section I
--------------------------------------------------------------------------------
1.  SPONSOR NAME                                 2.  FUNDS-IN AGREEMENT NUMBER
E. coli Measurement Systems, Inc.                FIA-98-053
--------------------------------------------------------------------------------
3.  ESTIMATED PERFORMANCE                        4.  PROJECT TITLE/DESCRIPTION
    PERIOD (IN MONTHS)
24 Months                                        Prototype System for Detection
                                                 of Bacterial Contamination
--------------------------------------------------------------------------------

5.  FINANCIAL                                    6.  LOS ALAMOS NATIONAL
a.       Estimated Cost                              LABORATORY
     (1)  LANL Cost         $410,000             a. Technical Representative:
     (2)  Total Cost to                             Alonso Castro
          Sponsor           $410,000                Los Alamos National
                                                     Laboratory
                                                    P.O. Box 1663, P-21, MS D434
b.    Incremental Funding                           Los Alamos, NM 87545
      Approved                  Yes                 Telephone: (505) 665-8044
c.    Amount Advanced                               Fax: (505) 667-1112
      This Action            $70,000                E-Mail:  acx@lanl.gov

See Attached Invoice for Advance Payment Instructions
--------------------------------------------------------------------------------
7.  AGREEMENT TERMS AND CONDITIONS
This  Agreement  consists  of this  form  with  Terms  and  Conditions  plus the following:
a.  Appendix A - Statement of Work       c. Appendix C - Rights in Technical
    Facilities                              Data - Use of
b.  Appendix B - Patent Rights
     - Use of Facilities                 (Unlimited)
                                         d.  Other:
--------------------------------------------------------------------------------
8.  FOR E.COLI MEASUREMENT              9.  FOR THE REGENTS OF THE
    SYSTEMS, INC.                           UNIVERSITY OF CALIFORNIA
--------------------------------------------------------------------------------
Name:   Dr. Clifford M. Gross           Name:   Dr. Donna M. Smith
Title:  President                       Title:  Program Manager
Address:202 South Wheeler Street        Address:Los Alamos National Laboratory
        Plant City  FL  33566                   Civilian and Industrial
                                                Technology Programs
                                                Partnership Agreements Office
                                                P.O. Box 1663, MS C334
                                                Los Alamos, NM  87545

--------------------------------------------------------------------------------
Telephone: (813) 654-6113               Telephone: (505) 667-9473
Fax: (813) 754-2383                     Fax: (505) 667-0603
--------------------------------------------------------------------------------
Signature        Date                   Signature                  Date


--------------------------------------------------------------------------------
                              TERMS AND CONDITIONS
                                   Section II
--------------------------------------------------------------------------------
1. Parties to the Agreement. The U.S. Department of Energy Contractor, The Regents of the University of California, hereinafter referred to as the "University", has been requested by the Sponsor referred to in Section I.1., hereinafter referred to as the "Sponsor", to perform the work set forth in the Statement of Work, attached hereto as Appendix A. It is understood by the Parties that the University is obligated to comply with the terms and conditions of its Management and Operations (M&O) contract with the United States Government (hereinafter called the "government") represented by the United States Department of Energy (hereinafter called the "Department" or "DOE") when providing goods, services, products, processes, materials, or information to the Sponsor under this Agreement.

2. Term of the Agreement. This Agreement shall be effective as of the latter date of (1) the date on which it is signed by the last of the Parties thereto, or (2) the date on which the University receives advance funding from the sponsor, and shall continue for the estimated period stated in Section I.3. The term of this Agreement may be extended by mutual, written agreement of the Parties when the extension does not affect the cost, statement of work or terms and conditions, which require a formal amendment to this Agreement.
--------------------------------------------------------------------------------


                                                   Sequentially numbered page 99

--------------------------------------------------------------------------------
3. Costs. The University has no obligation to continue or complete performance of the work at a cost stated in Section l.5.(2) in excess of its estimated cost, including any subsequent amendment. The University agrees to provide at least thirty (30) days notice to the Sponsor if it is anticipated that the actual cost to complete performance will exceed its estimated cost.

4. Funding and Payment. The University is required by DOE to receive advance funding before beginning work. The Sponsor shall provide sufficient funds in advance to reimburse the University for costs to be incurred in performance of the work described in this Agreement, and the University shall have no obligation to perform in the absence of adequate advance funds. If the estimated period of performance exceeds ninety (90) days or the estimated cost exceeds $25,000, the Sponsor may, with the University's approval, advance funds incrementally In such a case, the University may initially invoice the Sponsor in an amount sufficient to permit the work to proceed for one hundred twenty
(120) days, and thereafter invoice the Sponsor monthly so as to maintain approximately a ninety (90) day period that is funded in advance, Payment shall be made directly to the University. Upon termination or completion, excess funds shalt be refunded by the University to the Sponsor, in accordance with the University's closeout procedures.

5. Source of Funds. If the Sponsor is receiving funding from another Government source, this Agreement does not serve to release the Sponsor from any obligations it has under the Agreement with the Government providing the funding.

6. Property. Upon termination of this Agreement, property or equipment having a value greater than $25,000 produced or acquired in conducting the work under this Agreement shall be owned as follows:

Property valued over $25,000 disposed of as directed by the Sponsor, with property under $25,000 to remain at Los Alamos National Laboratory, and to become property of the Government, unless otherwise specified in the Statement of Work. No Federal funds will be used to purchase property or equipment for this Agreement. Property or equipment produced or acquired as part of this Agreement will be accounted for and maintained during the term of this Agreement in the same manner as Department property or equipment. Any property which becomes integrated into the Facility becomes the property of the Government.

7. Pre-Publication Review. The publishing Party shall provide the other Party a sixty (60) day period in which to review and comment on proposed publications, including news releases and advertisements, that either disclose technical developments and/or research findings generated in the course of this Agreement, or identify Proprietary Information. The publishing Party shall not publish or otherwise disclose Proprietary Information or Protected Generated Information identified by the other Party, except as provided by law.

8. Legal Notice. Any technical paper, article publication, or announcement of advances generated in connection with the work done under this Agreement, during the period of performance of this Agreement or in the future shall give credit to the Sponsor as a sponsor of the work and shall contain the following notice:

THIS REPORT WAS PREPARED AS AN ACCOUNT OF WORK UNDER A SPONSORED AGREEMENT AND PURSUANT TO CONTRACT BETWEEN THE UNIVERSITY AND THE UNITED STATES GOVERNMENT. NEITHER THE UNITED STATES GOVERNMENT, THE UNITED STATES DEPARTMENT OF ENERGY, NOR THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, NOR ANY OF THEIR EMPLOYEES MAKES ANY WARRANTY, EXPRESSED OR IMPLIED, OR ASSUMES ANY LEGAL LIABILITY OR RESPONSIBILITY FOR THE ACCURACY, COMPLETENESS, OR USEFULNESS OF ANY INFOIIMIATION, APPARATUS, PRODUCT, OR PROCESS DISCLOSED, OR REPRESENTS THAT ITS USE WOULD NOT INFRINGE PRIVATELY OWNED RIGHTS. REFERENCE HEREIN TO ANY SPECIFIC COMMERCIAL PRODUCT, PROCESS, OR SERVICE BY TRADE NAME, MARK, MANUFACTURER, OR OTHERWISE, DOES NOT NECESSARILY CONSTITUTE OR IMPLY ITS ENDORSEMENT, RECOMMENDAT[ON, OR FAVORING BY THE UNITED STATES GOVERNMENT OR ANY AGENCY OR CONTRACTOR THEREOF. THE VIEWS AND OPINIONS OF AUTHORS EXPRESSED HEREIN DO NOT NECESSARILY STATE OR REFLECT THOSE OF THE UNITED STATES GOVERNMENT OR ANY AGENCY OR CONTRACTOR THEREOF.

                                                  Sequentially numbered page 100

9. Disclaimer. THE GOVERNMENT, AND THE UNIVERSITY MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO THE CONDITIONS OF THE RESEARCH OR ANY INTELLECTUAL PROPERTY, GENERATED INFORMATION, OR PRODUCT MADE, OR DEVELOPED UNDER THIS AGREEMENT, OR THE OWNERSHIP, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR RESULTING PRODUCT. NEITHER THE GOVERNMENT, NOR THE UNIVERSITY SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ATTRIBUTED TO SUCH RESEARCH OR RESULTING PRODUCT, INTELLECTUAL PROPERTY, GENERATED INFORMATION, OR PRODUCT MADE, OR DEVELOPED UNDER THIS AGREEMENT.

10.a Product Liability Indemnity. The Sponsor hereby agrees to indemnify and hold harmless the University, and the Government, their officers, agents, and employees, from any and all liability, claims or damages, including attorney fees and cost whatsoever, for injury to or death of persons, or damage to or destruction of property, as a result of or arising out of the making, using, or selling of a product, process, or service which was derived from the work performed under this Agreement by or on behalf of the Sponsor, its assignees or licensees, provided, however, that neither the Government nor the University shall be considered assignees or licensees of the Sponsor as a result of reserved Government and University rights.

10.b General Indemnity. Except for any liability resulting from any negligent acts or omissions of the University, the Sponsor hereby agrees to indemnif~ and hold harmless the University and the Government, their officers, agents, and employees from any and all liability, claims or damages, including attorney fees and cost whatsoever, for injury to or death of persons, or damage to or destruction of property arising out of the performance of the work under this agreement.

11. Intellectual Property Indemnity - Limited. The Sponsor shah indemnify the Government and the University, and their officers, agents, and employees against liability, including attorney's fees and costs, for infringement of any United States patent, copyright, or other intellectual property arising out of any acts required or directed by the Sponsor to be performed under this Agreement, to the extent such acts are not already performed at the Facility. Such indemnity shall not apply to a claimed infringement that is settled without the consent of the Sponsor unless required by a court of competent jurisdiction.

12. Notice and Assistance Regarding patent and Copyright Infringement. The Sponsor shall report to the Department and the University promptly, and in reasonable written detail, each claim of patent or copyright infringement based on the performance of this Agreement of which the Sponsor has knowledge. The Sponsor shall furnish to the Department and the University, when requested by the Department or the University, all evidence and information in the possession of the Sponsor pertaining to such claim.

13. Patents and Technical Data Rights. Terms and Conditions regarding Patents and Technical Data Rights are set forth in the attached here as Appendix B and Appendix C, respectively.

14. Assignment. Neither this Agreement, nor any interest therein, or claim thereunder shall be assigned or transferred by either Party, except as authorized in writing by the other Party to this Agreement, provided the University may transfer it to the Department, or its designee, with notice of such transfer to the Sponsor, and the University shall have no further responsibilities except for the confidentiality, use, and/or non-disclosure obligations of this Agreement.

15. Similar or Identical Services. The Government and/or University shall have the right to perform similar or identical services in the Statement of Work
(SOW) for other Sponsors, as long as neither Sponsor's Proprietary Information nor Protected Information during the term of its protection is utilized.

16. Non Competition. The Sponsor states that, to the best of the Sponsor's knowledge, the University is not in competition with the domestic private sector.

17. Export Control. Each party is responsible for its own compliance with laws and regulations governing export controls.


                                                  Sequentially numbered page 101

18. Termination. Performance of work under this Agreement may be terminated at any time by either Party, without liability, upon giving a thirty (30) day written notice to the other Party. The University shall terminate this Agreement only when the University determines, after direction from DOE, that such termination is in the best interest of the Government, provided however, that the University shall have the right to terminate if the Sponsor shall have failed to advance the funds required by article 4., Funding and Payment. In the event of termination the Sponsor shall be responsible for the University's costs (including closeout costs), through the effective date of termination, but in no event shall the Sponsor's cost responsibility exceed the total cost to the Sponsor as described in Section I. (5) Financial.

19. Entire Agreement and Amendments to the Agreement. It is expressly understood and agreed that this Agreement with its Appendices contains the entire Agreement between the Parties. Any agreement to change any terms and conditions of this Agreement or the Appendices shall be valid only if the change is made in writing and executed by the Parties to this Agreement.

20. Force Majeure. No failure or omission by the University or Sponsor in the performance of any obligation under this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the University or Sponsor, including but not limited to the following, which, for the purpose of this Agreement, shall be regarded as beyond the control of the Party in question: Acts of God, acts or omissions of any government or agency thereof, compliance with requirements, rules, regulations, or orders of any governmental authority, or any office, department, agency, or instrumentality thereof, fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, insurrection, riot, sabotage, invasion, quarantine, restriction, transportation embargoes, or failures or delays in transportation.

                                                  Sequentially numbered page 102

                                   APPENDIX A
                                Statement of Work
                                   FIA-98-053
                        E. coli Measurement Systems, Inc.
            Prototype System for Detection of Bacterial Contamination

I. Description of Services

   1.0   Objective
         It is widely accepted that current methods for the analysis of bacterial contamination in food products are inadequate. These traditional methods rely on enrichment regimes and isolation on diagnostic plates followed by biochemical tests, sometimes with further characterization by serology/diagnostic media. These methods can take many days to give results, which is an unacceptable amount of time, particularly when dealing with perishable items like foods. Thus, corrective action to combat any safety or spoilage problems cannot be implemented immediately. The methods are also labor intensive and hence costly, and the quality of the information provided is often questionable. These methods are also incapable of detecting the so-called "viable but not-culturable cells" whose significance for quality control of food products is as yet uncertain. New methods need to be developed which should ideally be able to:
          a) Give results in a short period of time (< 1 hr).
          b) Be highly sensitive, reproducible and repeatable, and be non-hazardous (i.e., radio-isotopes are not acceptable in the food handling environment).
          c) Not interfered with by the presence of other organisms.
          d) Give accurate and reliable information about the identity of the pathogen.
          e) Be applicable to a wide range of organisms.
          f) Have a low per-assay cost.
          g) Be amenable to automation.
         We propose to develop methods and instrumentation for the detection and quantitation of bacterial contaminants present in food products according to the criteria outlined above. This new technique makes use of newly devised molecular biology protocols for the direct and highly specific detection of characteristic nucleic acid sequences of pathogens present in food samples. A highly sensitive fluorescence detector based on our demonstrated technique of single-molecule detection will be developed to identify the presence of low-level nucleic acids. The new method described here promises to combine the advantages of flow-based analytical Systems (system automation, speed, reproducibility) with the unsurpassed sensitivity of single-molecule detection. The sensitivity of this method allows for the direct detection of specific pathogenic nucleic acids without the need for using amplification methods such as PCR and exhibits advantages over current methodologies in terms of sensitivity, specificity, speed, and per-assay-cost.

   2.0   Scope
         This project will be divide in two phases. The initial phase consists of developing the necessary molecular biology protocols for the detection of specific nucleic acid sequences with high sensitivity and specificity. The method consists of synthesizing a highly fluorescent nucleic acid reporter molecule using a sequence of the target as a template. This synthesis is accomplished by using a short oligonucleotide primer that is complementary to the target. A suitable polymerize and free nucleotides are added to the sample. One of these oligonucleotides is -at least partially- labeled with a fluorophore. If the target is present in the sample, the primer binds to it, and the polymerase will incorporate the labeled and unlabeled nucleotides reconstructing the target's complementary sequence. If the labeled nucleotide concentration is kept below that of the unlabeled nucleotides, most of it will be incorporated into the reporter DNA molecule. Detection of the reporter signifies the presence of the target being sought. The fluorescent signal from the reporter molecule is expected to be much larger than that of the background originating from free labeled nucleotides, since the reaction is allowed to proceed until the reporter molecule is hundreds or thousands of bases long. Initially, lambda DNA will be used as a model system for all experiments. Once the protocols are fully developed, they will be optimized for the detection of E. coli. The second phase of the project consists of designing and constructing an ultra sensitive fluorescence detector prototype. This instrument will be based on our single-molecule detection technology, and will allow the detection of reporter molecules described above with high specificity and single-molecule sensitivity. The total project duration is 24 months.

                                                  Sequentially numbered page 103

   3.0   Applicable Documents
         S-89, 696 --> Castro, METHOD FOR THE DETECTION OF SPECIFIC NUCLEIC ACID SEQUENCES BY POLYMERASE NUCLEOTIDE INCORPORATION. UC filed a provisional patent application 12/18/98 and elected title in the name of UC. Foreign filing rights may be applied for on this technology. The technology has not yet been reduced to practice. The technology is not encumbered at this time, so it is presently available for licensing.



4.0      Technical Tasks

         Phase        Task                             Description                             Start      Duration
                                                                                               Month      (Months)
         I                      Development of molecular biology protocols.
                      1         Nucleic acid probe design.  Optimal E. coli and lambda      1            1
                                nucleic acid sequences will be determined for maximum
                                specificity.
                      2         Optimization of protocols for labeled nucleotide            2            6
                                incorporation by polymerize target extension.  Labeled
                                oligonucleotides complementary to nucleic acid targets
                                will be synthesized by enzymatic extension reactions.
                                Optimal conditions for fluorescent report synthesis
                                will be determined.
                      3         Optimization of sample preparation protocols.               8            3
                                Experiments will be performed to determine the optimal
                                conditions for sample preparation.  Various parameters
                                such as buffer composition, extraction procedures, and
                                hybridization conditions will be evaluated.  Targets will
                                consist of low levels of E. coli genomic DNA.  Effects of
                                interferants usually present in food samples will be
                                evaluated.
                      4         Demonstration of the detection of specific sequences of     11           2
                                bacterial contaminants.  The detection system currently
                                in operation at LANL will be modified to perform
                                experiments on the detection of specific sequences of
                                bacterial contaminants.  Increasingly diluted samples
                                of   E. coli genomic DNA will be analyzed.  Limits of
                                detection are expected to lie in the femtomolar (10-15
                                M) range.
         II                     Design and construction of a prototype instrument for the   13
                                detection of low levels of E. coli.
                      1         Prototype design.  This instrument will be composed of      13           1
                                various subsystems: optical, sample delivery,
                                electronics, data acquisition and automated control.  At
                                this stage , these subsystems will be designed in
                                accordance to the molecular biology protocols
                                developed in Phase I.  Each component will be specified.
                      2         Constuction of optical subsystem.  The                      14           3
                                high-collection-efficiency fluorescence detection optical
                                subsystem will  be constructed.  This subsystem consists
                                of excitation componenets (laser, focusing optics),
                                fluorescence collection optical components, spectral and
                                spatial discrimination components, and single-photom
                                detection components, in accordance to established single-
                                molecule detection technology.


                                                  Sequentially numbered page 104


   4.0   Technical Tasks (continued)


                      3         Construction of sample delivery subsystem.  The automated   17           2
                                internal sample injection subsystem will be constructed.
                                It consists of a fluorescence micro-cell and sample
                                injection components.
                      4         Construction of electronics subsystem.  This subsystem      19           1
                                comprises   the   signal    amplification    and
                                conditioning  electronics,  scaling electronics,
                                computer   interface   electronics,   and  power
                                supplies for various electronic components.
                      5         Implementation of data acquisition and automated            20           3
                                control subsystem.  In this stage, the data acquisition
                                and automated control software will be written in the
                                LabVIEW programming environment.
                      6         Final system integration and test.  The electronics and     23           2
                                optical subsystems will be incorporated into an
                                instrument chassis at this point.  The limits of detection of the instrument will be determined by detecting
                                increasingly smaller quantities of E. coli genomic DNA.


II.      Reports Data and Other Deliverables
   A prototype instrument for the detection of food pathogens will be delivered to the company.

III.     Special Considerations
   None.

IV.      Designated Signature Authorities/Representatives


   E. coli Measurement Systems, Inc.         Los Alamos National Laboratory
   Attn.:Dr. Clifford M. Gross               Attn.: Ms. Lucille A. Peralta
   President                                 Civilian and Industrial Technology
   202 South Wheeler Street                     Programs
   Plant City FL 33566                       Partnership Agreements Office
                                             Los Alamos National Laboratory
                                             P.O. Box 1663, MS C334
   Tel:   (8l3) 654-6l13                     Los Alamos, NM 87545
   Fax:   (813) 754-2383                     Tel:  (505) 665-6711
                                             Fax:  (505) 665-6127



                                                  Sequentially numbered page 105

                                   APPENDIX B
                       PATENTS RIGIITS - USE OF FACILITIES

1. Definitions.

     A. "Invention" means any invention or discovery which is or may be patentable or otherwise protectable under Title 35 of the United States Code or any novel variety of plant that is or may be protectable under the Plant Variety Protection Action (7 U.S.C. 232 et seq.).

     B. "Sponsor Invention" means any invention, to the extent that the Sponsor is performing any work under this Agreement, of the Sponsor, conceived or first actually reduced to practice in the course of work under this Agreement.

     C. "Patent Counsel" means the DOE Patent Counsel assisting the procuring activity which has the administrative responsibility for the facility where the work under this Agreement is to be performed.

2. University Inventions.

     The Government and the University shall have rights in any Invention conceived in the performance of work under this Agreement by employees of the University in accordance with the provision of Department of Energy's
     (DOE) Management and Operating (M&O) contract with the University, subject to the Sponsor obtaining upon notice to the DOE Patent Counsel, a nonexclusive, nontransferable, irrevocable, paid-up license to practice said Invention throughout the world. Sponsor further has the first option to negotiate with the University for an exclusive license in a pre-negotiated field of use on reasonable terms and conditions. This Option shall expire six (6) months after the conclusion of the work under the Statement of Work.

3. Sponsor's Election to Retain Rights.

     Subject to the provisions of 4.B. (Terms and Conditions of Waived Rights), with respect to any Sponsor Invention reported and elected in accordance with paragraph 5. (Invention Identification, Disclosures, and Reports) of this clause, the Sponsor may elect to obtain the entire right, title, and interest in any patent application filed in any country on a Sponsor Invention, and in any resulting patent secured by the Sponsor. Where appropriate, the filing of patent application by the Sponsor is subject to DOE security regulations and requirements.

4. Rights of University and Government

     A. Assignment to either the University or Government The Sponsor agrees to assign to either the University or the Government, as requested by the University, the entire right, title, and interest in any country to each Sponsor Invention where the Sponsor:

          (1)  does not elect pursuant to this article to retain such rights; or

          (2) elects to obtain title to a Sponsor Invention pursuant to paragraph 3 (Sponsor's Election to Retain Rights) but fails to have a patent application filed in that country on the Sponsor Invention, or decides not to continue prosecution, or not to pay any maintenance fees covering the invention; or

          (3) elects to retain title to a Sponsor Invention but at any time, no longer desires to retain title.

     B.   Terms and Conditions of Waived Rights.

          (1) To preserve the University's and the Government's residual rights to Sponsor Inventions, and in patent applications, and patents on Sponsor Inventions, the Sponsor shall take all actions in reporting, electing, filing on, prosecuting, and maintaining invention rights promptly, but in any event, in sufficient time to satisfy domestic and foreign statutory and regulatory time requirements, or, if the Sponsor decides not to take appropriate steps to protect the invention rights, it shall notiiy the University or the Goverrunent in sufficient time to permit either the University or the Government to file, prosecute, and maintain patent applications, and any resulting patents prior to the end of such domestic or foreign statutory or regulatory time requirements.

          (2) The Sponsor shall convey or ensure the conveyance of any executed instruments necessary to vest in either the University or the Government the rights set forth in this article.

                                                  Sequentially numbered page 106

          (3) With respect to any Sponsor Invention in which the Sponsor obtains title, the Sponsor hereby grants to the Government a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced by or on behalf of the United States, the Sponsor Invention throughout the world.

          (4) The Sponsor shall provide the Government a copy of any patent applications filed on a Sponsor Invention within six (6) months after such application is filed, including its serial number and filing date.

          (5) Preference for U.S. Industry. Notwithstanding any other provision of this article, the Sponsor agrees that any products or processes embodying the Subject Invention for use or sale in the United States, shall be substantially manufactured in the United States, and that neither it nor any assignee will grant to any person the exclusive right to use or sell any Sponsor Invention in the United States, unless such person agrees that any products embodying the Sponsor Invention, or produced through the use of the Sponsor Invention, will be manufactured substantially in the United States. However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Sponsor or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States, or that under the circumstances, domestic manufacture is not commercially feasible.

          (6) March-in Rights. The Sponsor agrees that with respect to any Sponsor Invention, the DOE shall retain the right to require the Sponsor to grant to a responsible applicant, a non-exclusive, partially exclusive, or exclusive license to use the Sponsor Invention in any field of use, on terms that are reasonable under the circumstances, or if the Sponsor fails to grant such a license, to grant the license itself. DOE may exercise this right only in exceptional circumstances, and only if DOE determines that:

                    (a) the action is necessary to meet health or safety needs that are not reasonably satisfied by the Sponsor, or

                    (b) the action is necessary to meet the requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by the Sponsor; or

                    (c) such action is necessary because a licensee of the exclusive right to use or sell any Subject Invention in the United States is in breach of this Agreement required by paragraph 4.B.(5) (Preference for U.S. Industry).

          (7) The Sponsor agrees to refund any amounts received as royalty charges on any Sponsor Invention in procurements by or on behalf of the Government, and to provide for that refund in any instrument transferring rights to any party in the invention.

          (8) The Sponsor agrees to include, within the specification of any United States patent applications, and any patent issuing thereon covering a Sponsor Invention, the following statement. "The Government has rights in this invention pursuant to "FIA-98-O53."

5. Invention Identification, Disclosures, and Reports.

     A. The Sponsor shall furnish the Patent Counsel, and the University, a written report containing full and complete technical information concerning each Sponsor Invention it makes within six (6) months after conception or ftrst actual reduction to practice, whichever occurs first, in the course of or under this Agreement, but in any event prior to any on sale, public use, or public disclosure of such invention known to the Sponsor. The report shall identify the contract and inventor, and shall be sufficiently complete in technical detail, and appropriately illustrated by sketch or diagram to convey to one skilled in the art to which the invention pertains a clear understanding to the extent known at the time of disclosure, of the nature, purpose, operation, and to the extent known, the physical, chemical, biological, or electrical characteristics of the invention. The report should also include any election of invention rights under this article. When an invention is reported under this paragraph 5.A., it shall be presumed to have been made in the manner specified in Section (a)(l) and (2) of 42 USC 59O8.

                                                  Sequentially numbered page 107

   B. The University shall report University Inventions it makes in accordance with the procedures set forth in its Management and Operating Contract with DOE. In addition, the University shall disclose to the Sponsor, at the same time as disclosure to the Department, any University Inventions made by the University under this Agreement.

6. Limitation of Rights

     Nothing contained in this patent rights article shall be deemed to give the Government any rights with respect to any invention other than a University or Sponsor Invention, except as set forth in the Facilities License of paragraph 7.

7. Facilities License.

     In addition to the rights of the Parties with respect to inventions or discoveries conceived or first actually reduced to practice in the course of or under this Agreement, the Sponsor agrees to, and does hereby grant to the Government, an irrevocable, non-exclusive, paid-up license in and to any inventions or discoveries regardless of when conceived or first actually reduced to practice, or acquired by the Sponsor, which at any time, through completion of this Agreement, are owned or controlled by the Sponsor, and are incorporated in the Facility as a result of this Agreement, to such an extent that the Facility is not restored to the condition existing prior to this Agreement (1) to practice or to have practiced by or for the Government at the Facility, and (2) to transfer such license with the transfer of the Facility. The acceptance or exercise by the Government of the aforesaid rights and license shall not prevent the Government at any time from contesting the enforceability, validity, or scope of, or title to any rights or patents herein licensed.

8. Early Termination of Agreement.

     The terms and conditions of this article shall survive this Agreement, even in the event that this Agreement is terminated before completion of the Statement of Work.

                                                  Sequentially numbered page 108

                                   APPENDIX C
            RIGHTS IN TECHNICAL DATA - USE OF FACILITIES (UNLIMITED)


The Sponsor, University, and the Government, shall have the right to use, disclose, and duplicate for any purpose whatsoever, and have others do so, all technical data first produced or used in the performance of work under this Agreement, (Technical data is defined as set forth in 48 CFR 27.401).

Any Sponsor furnished, properly marked Proprietary Information necessary for, or pertaining to work under this Agreement, will not be disclosed outside the Government or University, and will be returned to the Sponsor by or before termination of this Agreement.


                                                  Sequentially numbered page 109

                                          LANL Document Control No.  99-42-00558



                                   APPENDIX D





                                   MILESTONES

1. Licensee will enter into a research and development agreement with the Univesity that will lead to the reduction to practice of the invention described in U.S. Provisional Patent Application AN 60/113,139 (PATENT RIGHTS) and to the delivery to the Licensee of a prototype instrument embodying this invention at the end of that agreement.

2. Complete survey to identify strategic partners for manufacturing and distribution and deliver a report to the University within 120 days of delivery of the prototype instrument.

3.   Complete a draft  marketing plan and deliver to the  University  within six
     (6) months of delivery of the prototype instrument.

4. Complete alpha testing of the prototype instrument and deliver a report to the University within twelve (12) months of delivery of the prototype instrument.

5. Complete beta testing of the prototype instrument and deliver a report to the University within eighteen (18) months of delivery of the prototype instrument.


FINAL DRAFT 2/18/99                                                      Page 20
                                                  Sequentially numbered page 110

                                   APPENDIX E


                                  REPORT FORMAT
Date of Report:
Reporting Period:
Corporate Fiscal Year Is:

1.       DEVELOPMENT:

         -Progress towards commercialization
         -Problems encountered
         -Pre-commercialization marketing efforts
         -Any shift in time-line from original business plan
         -Expected launch date
         -Any improvements, new patents, derivative works, etc. arising from the work

2.       COMMERCIALIZATION:

         -First commercial sale
         -Sales, production or other royalty-generating activity
         -Royalty calculations and royalties due

3.       CONTINUING:

         -Continued efforts in evolving the product/service -Improvements -Sublicenses -Foreign registrations, licenses, commercialization, etc. -Any problems which would potentially effect the License Agreement -Any infringements of intellectual property (as provided in the License
          Agreement)
         -Any potential litigation involving the licensed intellectual property

4.       OF GENERAL INTEREST:

         -Promotional material, news releases, etc. -Company annual reports -Testing activity, scientific publications -Any feedback, positive or negative -Suggestions


FINAL DRAFT 2/18/99                                                      Page 21
                                                  Sequentially numbered page 111

                                   APPENDIX F


                             FINANCIAL REPORT FORMAT

Date of Report:

Reporting Period:

Corporate Fiscal Year is:


Domestic Sales

------------------- ---------------------- ------------- ----------------- --------------- --------------- --------------------
  Description of      Unit Price (sale                                     Gross sales
     Licensed        lease, and/or use)     Units sold     Units leased    in U.S.         Net Sales in    Royalties due in $
    Product(s)                                                                             U.S.                   U.S.
------------------- ---------------------- ------------- ----------------- --------------- --------------- --------------------



















------------------- ---------------------- ------------- ----------------- --------------- --------------- --------------------


FINAL DRAFT 2/18/99                                                      Page 22
                                                  Sequentially numbered page 112



Foreign Sales By Country

--------------- -------------- --------------- ---------- ------------ ----------- ------------ --------------- ---------------
   Country       Description     Unit Price                            Gross                       Monetary
                     of        (sale, lease,    Units        Units     sales in    Net Sales    exchange rate   Royalties due
                  Licensed      and/or use)      Sold       leased     U.S.        in U.S.                        in $ U.S.
                 Product(s)
--------------- -------------- --------------- ---------- ------------ ----------- ------------ --------------- ---------------
















--------------- -------------- --------------- ---------- ------------ ----------- ------------ --------------- ---------------



U.S. Government Sales

---------------------- --------------------- -------------- --------------------- ------------------ --------------------------
   Description of       Unit Price (sale,                                         Gross sales to
 Licensed Product(s)    lease, and/or use)    Units Sold      Units leased to     U.S. Govt.         Net Sales to U.S. Govt.
                                             to U.S. Govt.       U.S. Govt.
---------------------- --------------------- -------------- --------------------- ------------------ --------------------------
















---------------------- --------------------- -------------- --------------------- ------------------ --------------------------


FINAL DRAFT 2/18/99                                                      Page 23
                                                  Sequentially numbered page 113

                                   APPENDIX G


                        DESIGNATION OF THE LICENSING TEAM


Negotiating Team:

John B. Mott, Licensing Executive
Civilian & Industrial Technology Program Office

Pay G. Wilson, Patent Attorney
Business & Patent Law

Sandra Zink, Bioscience Program Manager
Civilian & Industrial Technology Program Office

Technical Advisors:

Alonso Castro, Technical Staff Member, P-21
Chris Wood, Group Leader, P-21


FINAL DRAFT 2/18/99                                                      Page 24

                                                  Sequentially numbered page 114